Form 10KSB, Exhibit 13
period 1995-06-30
STANSBURY HOLDINGS CORP
filed 1995-10-17
CIK 93566

SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Form 10-QSB

(Mark One)

           [ x ] QUARTERLY REPORT PURSUANT SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                For the quarterly period ended March 31, 1995

           [   ] TRANSITION REPORT PURSUANT SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         For the transition period from ____________ to _______________

                         Commission file number  0-6034

                         STANSBURY HOLDINGS CORPORATION

       (Exact name of small business issuer as specified in its charter)

             Utah                                    87-0281239
 (State or other jurisdiction                      (IRS Employer
of incorporation or organization)               Identification No.)

                   11515 Amanda Drive, Studio City, CA 91604
                    (Address of principal executive offices)

                                 (818) 505-0884
                          (Issuer's telephone number)

                  Fish Lake Valley, Via Tonopah, Nevada 89049
              (Former name, former address and former fiscal year,
                         if changed since last report)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes________         No ____X____

               APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY

                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS

     Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by court. Yes _________ No __________

                      APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 19, 092, 968

           Transitional Small Business Disclosure Format (check one);

Yes _________         No _____X_____

                         PART I - FINANCIAL INFORMATION

ITEM 1.  Financial Statements.

     The Registrant is a development-stage mining company, which has not commenced operations and has no revenue.

     It is not possible to furnish a financial statement for the third quarter of the Registrant's fiscal year ended March 31, 1994 because current management (which first took office on December 12, 1994) has not yet obtained complete, reliable current or historical information on the Registrant's activities in prior periods. The Registrant hopes to have such information by July 15, 1995.

     The following is believed to be materially correct:

     - the Registrant has hired the accounting firm of Elizabeth Biett & Associates to perform audit procedures preparatory to a GAAP audit for the year ended June 30, 1995;

     - the Registrant has hired legal counsel in Montana to review the state of title of the Registrant's mineral claims, to assist in amending the mortgage on the mineral claims to secure certain bonds to be issued by the Registrant and to advise on land use and environmental matters;

     - the Registrant has raised approximately $83,000 in the form of loans from existing shareholders since January 1, 1995 on terms previously disclosed;

     - approximately $34,000 has been expended from these funds to pay expenses of the 1994 proxy contest;

     - approximately $42,000 has been expended from these funds to pay real estate and business taxes, filing fees, mineral lease payments, consultants' fees and expenses, attorneys' fees and expenses, directors' expenses, telephone expenses, and accountants' fees;

     - approximately $7,000 remains on deposit;

     - the Registrant is seeking to raise at least an additional $62,000 on the same terms;

     - no additional debts and judgments (other than those previously disclosed) have been discovered;

     - as part of its audit process for the year ending June 30, 1995, the Registrant will seek an opinion of counsel as to whether any of the judgments entered against it before 1994 are still valid;

     - the Registrant had no employees during the third quarter of fiscal 1994;

     - the Registrant has negotiated a 45-day consulting agreement with an experienced mining executive (Exhibit 99.2 and 99.3), who has started work;

     - the Registrant did not engage in business operations during the third quarter of fiscal 1994; and

     - the Registrant is believed not to have incurred liabilities or expenses in the third quarter of fiscal 1994, except as disclosed above, including accountants' fees, attorneys fees and consulting fees.

     Management's investigation of the actions of prior management is continuing.

     Obviously, the Registrant is not liquid on a balance sheet basis. Should any of the current judgment creditors attach the Registrant's assets, the efforts now underway to revive Stansbury would be imperiled. In the absence of forbearances or negotiated settlements by creditors, the Registrant's revival as a "going concern" is unlikely.


ITEM 2.  Management's Discussion and Analysis of Plan of Operation.

     See response to Item 1.

     The Board of Directors (the "New Board") has continued to implement the platform of the Committee for New Management of Stansbury Holdings (the "Committee") set forth in the Committee's proxy materials for the December 12, 1994 special meeting of shareholders. Pursuant thereto, the New Board has:

                  - elected the following corporate officers:1
                                    Donald Sanford - President
                                    David Racher - Treasurer

-------------------

1     As previously reported, Lawrence Atkinson has resigned as President of the
Company. The Board elected Donald Sanford, an existing director, as the new President. Information concerning Mr. Sanford appears in the Proxy Statement of the Committee for New Management of Stansbury Holdings. Mr. Sanford is presently serving without compensation.

     Donald Racher, formerly the Company's Treasurer, has also been elected as Secretary, replacing Virginia Phillips, who resigned.

     - placed "on hold" all actions approved by former management which had not been fully implemented, pending a thorough review;

     - attempted to identify, locate and take possession of the assets, books and records of Stansbury;

     - begun evaluating Stansbury's assets, including the status of its mineral claims and leases, permits and environmental impact statement; and

     - begun conducting an investigation of the activities of prior management.

     Since the New Board was elected, Stansbury has (a) made the required annual filings with the State of Utah's Division of Corporations and with the State of Montana's Department of State Lands and (b) registered to do business as a foreign corporation in Montana. A principal executive office address and a telephone number have been established. In March, 1995, Stansbury began making required filings with the U.S. Securities and Exchange Commission for the first time since July, 1992.

     In addition, the New Board has:

     - selected an independent public accountant to perform an audit and prepare financial statements for the year ending June 30, 1995;

     - identified, prioritized and begun paying debts, liens and judgments;

     - paid all real estate taxes and tax accountants' fees;

     - engaged a consultant whose resume and contract are attached to perform a review of the assets, permits and feasibility study of the Registrant in the next 45 days;

     - started to develop a business plan to maximize shareholder value; and

     - started to prepare a capital plan for Stansbury for the next twelve months.

     It is expected that any auditor's opinion, if obtained, will be qualified in nature and will include, among other things, a "going concern" qualification. The Registrant is a development stage company which is not presently engaged in business operations. Commencement of mining operations will likely require Stansbury to raise equity capital and also an additional $15 million or more in permanent debt financing.

     The following activities are currently "on hold" until the above goals are completed;

     - seeking a re-listing of the Registrant's shares on the national quotation system of the National Association of Securities Dealers;

     - studying other avenues for growth and profitability.

     The New Board continues to be unable to give any assurance that any of the above activities can be carried to fruition. In particular, the New Board does not expect to have before July 15, 1995 current reliable information on the value or status of title of Stansbury's assets. Such additional information as is available has been set forth in Part II of this Quarterly Report on Form 10-QSB.

     The Registrant has raised approximately half of its goal of $150,000 by way of interim financing. The financing is in the form of loans from existing shareholders of the Company, who either already are or thereby become members of the Committee for New Management of Stansbury Holdings (the "Committee"). The terms of the loans were previously disclosed.

     The additional monies being raised in the future will be devoted to:

     (a) paying for a 1994 corporate income tax return and for a GAAP audit of the Company for the year ending June 30, 1995;

     (b) preparation and filing of an Annual Report on Form 10-K for the year ending June 30, 1995 (i) so that the Company may finally be current with the SEC in its public filings and (ii) so that the Company may apply to the National Association of Securities Dealers to have its shares re-listed for trading on the NASDAQ; and

     (c) attorneys' fees (for Montana, Utah and corporate counsel), consulting fees and directors expenses.

     The State of Utah has offered, in principle, to enter into an agreement with the Company (a) to amend its mortgage on the Company's mineral claims, so as to allow the Committee's members to have an equal, first lien security interest in those claims and (b) to enter into a forbearance agreement with the Company regarding any foreclosure on its mortgage. It is likely that the amendment to the mortgage will take the form of a deed of trust. No trustee has yet been selected. Nor have the terms of the forbearance been agreed to.

     The Board believes an agreement can be finalized with the State of Utah within thirty (30) days. However, any delay in completion of the interim financing described above may delay recordation of the amended mortgage and issuance of the bonds, to the Committee members until all $150,000 has been raised.

     All officers and directors continue to serve without pay. Directors, however, are reimbursed for their ordinary and reasonable expenses of attending or participating in Board meetings.

     By way of a business plan, should the additional $150,000 referred to above be obtained by June 30, 1995, the New Board would then intend to prepare and file an Annual Report on Form 10-KSB on a timely basis, seek a re-listing of the Company's shares on NASDAQ and thereafter call a regular annual shareholders meeting.

     Should this occur, the New Board presently expects to ask the shareholders to take some or all of the following actions:

          (a) re-elect the New Board or its nominees;

          (b) ratify and approve a stock option plan for management for the next year;

          (c) ratify the selection of an independent public accountant;

          (d) approve a class of preferred stock; and

          (e) such other matters as may properly come before an annual meeting.

     The New Board would then propose that the Registrant seek new equity to pay off remaining debts incurred under the former management and to furnish working capital. With the net proceeds of such a "best efforts" offering (probably around $1.5 million) in hand, the Registrant would then seek debt financing to fund operations. If such financing is obtained, operations could begin before mid-1996.

     No assurance can be given that any of the above goals can be achieved.

     The Registrant's shareholders (and any person considering purchasing shares of Stansbury) should specifically note the following:

          1. Stansbury is still not in compliance with the periodic reporting requirements of the SEC, which may impair or prevent the Registrant's ability to raise capital because no Annual Report on Form 10-K has been filed for any fiscal year after July 30, 1992.

          2. No assurance can be given that Stansbury, as a legal matter, has good title to complete and develop the mineral resources in Ravalli County, Montana referred to in the Annual

Report on Form 10-K, filed by Stansbury on July 14, 1992 for the year ended June 30, 1991 (the "1991 Annual Report").

          3. The New Board expressly disclaims any responsibility for and denies any express or implied representation as to the truth or completeness of any part of the 1991 Annual Report. This disclaimer includes the financial statements and auditor's report.

          4. Any development of Stansbury's leases or mineral resources will require applications for issuance of permits from federal and state authorities, including the USDA, U.S. Forest Service and the State of Montana's Department of Public Lands.

          5. There exists an unknown quantum of environmental and community opposition to any mining activity by Stansbury in Ravalli County, Montana where the proposed mine would be located. Last year, a newspaper article published in Montana stated that a "concerned citizens coalition" was seeking to raise funds to initiate litigation to block issuance of permits as part of a "No Stansbury" campaign. No assurance can be given that any such environmental and citizens litigation, if instituted, would not succeed in blocking Stansbury's development of its mineral leases.

          6. As of December 31, 1994, members of the Committee were collectively owed $1,062,768 by Stansbury. The members of the Committee are now owed an additional $78,000. The New Board is seeking at least an additional $72,000 from the Committee which, if obtained, will result in a total indebtedness by the Registrant to members of the Committee of approximately $1.3 million.

          The liquidator for Southern Insurance Company, a member of the Committee (whose representative is a member of the Board of Directors) holds a recorded mortgage for $796,435 on the mineral leases of Stansbury securing a debt of $881,435, which is included in the above totals.

          7. A successful resolution of any or all of the above matters will require substantial injections of new capital. No assurance can be given that such capital can be raised.

          8. A successful resolution will also require cooperation and concessions among members of the New Board, the State of Utah, members of the Committee and Stansbury's creditors, some of whom have judgments against the Registrant upon which they could seek to execute.

     If a business plan with a reasonable likelihood of success, including provision for new capital, appears unachievable, any or all the New Directors may elect to resign from the board, to cause Stansbury to file for reorganization under federal bankruptcy laws, to adopt a plan and recapitalization, to adopt a plan of liquidation or to seek a purchaser for Stansbury. The foregoing list is not intended to be exhaustive.

     The New Board believes that no current shareholder or prospective investor should buy or sell shares of Stansbury in reliance on the 1991 Annual Report.

                          PART II - OTHER INFORMATION

ITEM 1.  Legal Proceedings.

     From a docket and lien search in the states of Montana and Utah, the New Board is aware of the legal proceedings judgments and liens previously disclosed and filed with the previous Evaluating Report on Form 10-QSB as Exhibit "99.1." As part of its annual audit process, the Registrant will seek an opinion of counsel as to which of these judgments are still viable.

ITEM 2.  Changes in Securities.

         None.  See Item 5, below.

ITEM 3.  Defaults Upon Senior Securities.

         None, because there are no senior securities.

ITEM 4.  Submission of Matters to a Vote of Security Holders.

         On December 12, 1994, a special meeting of shareholders of Stansbury Holdings Corporation (the "Registrant") was held for the election of directors (the "Meeting"). The Meeting was held pursuant to a Court Order obtained by certain members of the Committee for New Management of Stansbury Holdings Corporation

(the "Committee"). The Committee solicited proxies for its nominees for director pursuant to definitive proxy materials filed by the Committee with the U.S. Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934.

     At the Meeting, the following persons were elected Directors of the
Registrant: Lawrence T. Atkinson, Clyde Boyer, Simon Grant-Rennick, James M. Rosel, Donald Sanford and J. Benjamin Tyler. These six persons (collectively, the "New Directors") were all nominees of the Committee. Accordingly, upon the New Directors' taking office at the conclusion of the election at the Meeting, a change in control of the Registrant occurred. The Committee, and its nominees, the New Directors, are now in control of the Registrant.

ITEM 5.  Other Information.

         The percentage of voting securities of the Registrant now beneficially owed directly or indirectly by the Committee, including the New Directors, is approximately 24.4 percent (excluding certain shares purportedly issued to prior management on December 12, 1994, as discussed in this Report below). It is probable that several additional persons will join the Committee shortly. The Committee, through the New Directors, assumed control from the prior board of directors and management of the Registrant, to the extent any such persons remained in office at the time of the Meeting. According to an annual report filed by the Registrant with the State of Utah on May 13, 1994, the prior board and management of the Registrant (to the extent that any if the said persons remained in office) consisted of the following persons: Peter Samani, director; Robert Murton, director; Charles McLaughlin, President; and Thomas DeRosa, Secretary.

     At the Board of Directors meeting held on May 19, 1995, the Board accepted the resignation of Lawrence T. Atkinson as a director. Mr. Atkinson had resigned as president of the Registrant as of March 31. Mr. Atkinson's resignation is not a result of any disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices.

ITEM 6.  Exhibits and Reports on Form 8-K.

     A Current Report on Form 8-K was filed with the Commission on April 13,
1995.

     The following exhibits are filed with this Report:

          99.1 - current Report on Form 8-K, filed April 13, 1995;

          99.2 - resume of Michael F. La Fleur; and

          99.3 - consulting agreement with Michael La Fleur, dated May 23, 1995.

                                   SIGNATURES

     In accordance with the requirements of the Exchange Act, the Registrant has caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

STANSBURY HOLDINGS CORPORATION                /s/ David Racher
                                              ----------------------------------
                                              DAVID RACHER
                                              Treasurer
                                             (Chief Financial Officer and
                                              duly authorized corporate officer)

DATE:    May 30, 1995